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                                   EXHIBIT 8.1



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                                                                   EXHIBIT 8.1

                                December __, 1995


Remodelers Investment Corporation
16901 Dallas Parkway, Suite 200
Dallas, Texas 75248

                Re:      Remodelers Investment Corporation
                         Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for Remodelers Investment Corporation, a corporation organized under the laws of the State of Nevada (the "COMPANY"), and certain trusts, all of the beneficial ownership of which will be owned by the Company (together with the Company, each an "ISSUER"), in connection with the proposed issuance by each Issuer of its asset-backed certificates (the "CERTIFICATES"). The Certificates are to be issued pursuant to a Pooling and Servicing Agreement (the "POOLING AND SERVICING AGREEMENT"), between the applicable Issuer, the servicer (the "SERVICER") and the trustee (the "TRUSTEE") in the form filed as an exhibit to the Company's Registration Statement on Form S-3 (the "REGISTRATION STATEMENT"), which Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT") on December __, 1995. This opinion is also to be filed as an exhibit to the Registration Statement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Issuers' organizational documents, the Pooling and Servicing Agreement and form of Certificates included therein and such other documents, records, certificates of the Company and public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we have assumed that the Pooling and Servicing Agreement as completed for each series will be duly executed and delivered; that the Certificates as completed for each series will be duly executed and delivered substantially in the forms contemplated by the Pooling and Servicing Agreement; and that the Certificates for each series will be sold as described in the Registration Statement.

        On the basis of the foregoing, we are of the opinion that the information in the Prospectus under the caption "Certain Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

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Remodelers Investment Corporation
December __, 1995
Page -2-

        The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
Furthermore, our opinion is not binding on the IRS or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinion if litigated.

        We hereby consent to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Prospectus, and to the filing of this opinion as an Exhibit to the Registration Statement, without implying or admitting that we are experts within the meaning of the 1933 Act with respect to any part of the Registration Statement.

                                                           Sincerely,